Exhibit 99.1

FOR IMMEDIATE RELEASE

FriendFinder Networks Reaches Agreement with Noteholders to Strengthen Balance Sheet

●	Significant Majority of Noteholders Sign Transaction Support Agreement

●	Company Files Voluntary Chapter 11 Petitions to Implement Agreement

●	Operations Expected to Continue as Normal Throughout Chapter 11

●	No Impact on Customers or Affiliates

●	Reorganization Expected to Strengthen Balance Sheet and Grow Flagship Brands

(Sunnyvale, CA – September 17, 2013) FriendFinder Networks Inc. (OTCQB: FFNT), a leading internet and technology company providing services in the social networking and web-based video sharing markets, announced today that it has reached an agreement with key stakeholders on the terms of a plan to strengthen its balance sheet and grow its flagship brands.

“The agreement with the overwhelming majority of our noteholders will allow FriendFinder Networks to refinance our long-term debt, permit us to reinvest in our business, and position some of the strongest brands in the market for additional growth,” said Anthony Previte, Chief Executive Officer of FriendFinder Networks. “The agreement comes at a time when our flagship brands are continuing to perform well and the operational efficiencies we previously put in place are taking hold.”

Entities holding more than 80% in principal amount outstanding of both the 14% Senior Secured Notes due 2013 and the 11.5% Non-Cash Pay Secured Notes due 2014 signed the Transaction Support Agreement. The holders of 100% of the 14% Cash Pay Secured Notes due 2013 and the Company’s largest shareholders have also agreed to support the transaction under a separate agreement. The transaction contemplates that the 14% Senior Secured Notes due 2013 will be exchanged for new notes in the same principal amount, plus certain additional consideration in the form of cash or notes. Holders of the 11.5% Non-Cash Pay Secured Notes due 2014 and 14% Cash Pay Secured Notes due 2013 will receive substantially all of the new common stock to be issued by reorganized FriendFinder Networks, plus cash consideration subject to certain conditions. The Company’s current common stock will be extinguished once the agreement becomes effective and will no longer trade on the open market.

The plan is expected to reduce the Company’s annual interest expense by over $50 million, eliminate approximately $300 million of secured debt, and return control of the Company to the FriendFinder Networks founders.

In order to facilitate the transaction, the Company and certain of its U.S. subsidiaries today filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware. The Company expects to file a Plan of Reorganization and Disclosure Statement, containing the terms of the Transaction Support Agreement, this month. The Transaction Support Agreement contemplates that the Plan of Reorganization will become effective by no later than January 31, 2014.

“The Chapter 11 filing is the most efficient and cost-effective way for the Company to implement the Transaction Support Agreement while continuing to operate our business,” Mr. Previte said. “All operations will continue as normal throughout this process. Importantly, nothing about the user experience is going to change and we anticipate that all of our affiliates will continue to be paid in the ordinary course of business during the Chapter 11 process.”

The Company’s secured noteholders have also consented to the use of cash collateral to support operations throughout the Chapter 11 process subject to certain conditions. The Company believes it will have access to sufficient cash under the consensual cash collateral arrangement during the pendency of the bankruptcy cases and therefore does not anticipate a need for debtor-in-possession financing. Additionally, the Company intends to continue paying vendors in full for all goods and services provided during the Chapter 11 process. The plan contemplates unsecured creditors, including vendors, will be paid in full in cash once the plan becomes effective.

The Company has already filed a variety of customary first-day motions with the Bankruptcy Court, including requests to continue paying employee wages and benefits without interruption. FriendFinder Networks is being advised by the law firm of Greenberg Traurig LLP and financial advisor SSG Capital Advisors, LLC.

ABOUT FRIENDFINDER NETWORKS INC.

FriendFinder Networks Inc. (www.FFN.com) is an Internet-based social networking and technology company operating several of the most heavily visited websites in the world, including FriendFinder.com, Amigos.com, AsiaFriendFinder.com, BigChurch.com and SeniorFriendFinder.com. FriendFinder Networks Inc. also produces and distributes original pictorial and video content and engages in brand licensing.

Media Contacts:

Lindsay Trivento
Director, Corporate Communications - FriendFinder Networks Inc.
561.912.7010 or ltrivento@ffn.com

Tom Becker

Sitrick And Company

Office: 212.573.6100 or tom_becker@sitrick.com

Cell: 646.335.5188

Lance Ignon

Sitrick And Company

Office: 415.369.8443 or lance_ignon@sitrick.com

Cell: 415.793.8851